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                                    Exhibit 1







SALE OF SHARES AGREEMENT





between





SOFTLINE HOLDINGS (PTY) LIMITED

(Registration Number 96/00595/07)





and





SVI HOLDINGS LIMITED

(Registration Number - N/A  )


















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 Table of contents below

                          TABLE OF CONTENTS

   No.     Heading                                    Page



   1      THE PARTIES                                  1

   2      INTRODUCTION                                 1

   3      INTERPRETATION                               1

   4      CONDITIONS PRECEDENT                         5

   5      SALE                                         6

   6      WARRANTIES                                   6

   7      ADJUSTMENT TO THE PURCHASE CONSIDERATION     7

   8      CLOSING                                      7

   9      JURISDICTION                                 8

  10      COUNTERPARTS                                 9

  11      ARBITRATION                                  9

  12      BREACH                                      10

  13      DOMICILIA AND NOTICES                       11

  14      GENERAL                                     12

  15      COSTS                                       12

  16      SIGNATORIES                                 13




















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    1 THE PARTIES


  1.1 SOFTLINE HOLDINGS (PTY) LIMITED
     (Registration number 96/00595/07)


  1.2 SVI HOLDINGS LIMITED
     (Registration number - N/A )


    2 INTRODUCTION

  2.1 Pursuant to negotiations between the parties to this agreement and HCI, the agreements were reached.

  2.2 In terms of agreements reached between Softline, Anniston, Systems and Nagel:

2.2.1 Anniston acquired trade marks on 13 August 1997;

2.2.2 Clubdene acquired the business on 13 August 1997.

  2.3 The parties to this agreement wish to record the sale of Clubdene and Anniston to SVI Holdings and certain matters ancillary thereto, on the terms and conditions detailed hereunder.


    3 INTERPRETATION

  3.1 The headings of the clauses in this agreement are for the purpose of convenience and reference only and shall not be used in the interpretation of, nor modify nor amplify the terms of this agreement, nor any clause hereof.

  3.2 In this agreement, unless a contrary intention clearly appears:

3.2.1 words importing -

  3.2.1.1 any one gender, include the other two genders;

  3.2.1.2 the singular, shall include the plural and vice versa;

  3.2.1.3 natural persons, include created entities and vice versa;

  3.3 The following expressions bear the meanings assigned to them below and cognate expressions bear corresponding meanings -

3.3.1"The Acquisition of Trade Marks Agreement" means the agreement in terms of which Anniston acquired trade marks on 13 August 1997 a copy of which has been initialled by the parties for the purposes of identification.




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3.3.2"The Acquisition of Business Agreement" means the agreement in terms of which Clubdene acquired the business on 13 August 1997 a copy of which has been initialled by the parties for the purposes of identification;

3.3.3"the agreements" means:

  3.3.3.1 The Sale Agreement entered into between HCI and SVI
      Holdings;

  3.3.3.2 The Subscription Agreement entered into between HCI,
      Softline and persons identified in Schedule I of that agreement;

  3.3.3.3 The Renunciation Agreement entered into between SVI Holdings, HCI and Softline all of which have been initialled by the parties to this agreement for the purposes of identification.

  3.3.3.4 The Stock Purchase Agreement and Joint Escrow Instructions entered into between Claudav Holdings, BVI and Softline.

  3.3.4"Anniston" means ANNISTON VENTURES LIMITED, a company incorporated in the British Virgin Islands.

  3.3.5"the Anniston equity" means the entire issued share capital in and loan claims against Anniston;

  3.3.6"Clubdene" means CLUBDENE LIMITED, a company incorporated in the United
        Kingdom, registration number 3410598;

  3.3.7"the Clubdene equity" means the entire issued share capital in and loan claims against Clubdene;

  3.3.8"the closing date" means the third business day after the fulfilment of the conditions precedent detailed in each of the agreements;

  3.3.9"the effective date" means 1 July 1997;

  3.3.10"HCI" means HOSKEN CONSOLIDATED INVESTMENTS LIMITED, registration number 73/0711106)

  3.3.11"IBIS" means IBIS SERVICE LIMITED, a company registered in the United
      Kingdom.
  3.3.12"IBSL Group" means IBSL GROUP LIMITED, a company registered in the United Kingdom.

  3.3.13"Nagel" means PETER NAGEL;

  3.3.14"prevailing Rand/Pound exchange rate" means the spot rate of exchange quoted by Nedbank, a division of Nedcor Limited, at 11h00 on the relevant date for conversion for the sale by telegraphic transfer by Nedbank, a division of Nedcor Limited, of an equivalent amount of British pounds sterling against payment in South African Rands;

  3.3.15"Softhold" means SOFTLINE HOLDINGS (PTY) LIMITED, registration number 96/00595/07;



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   3.3.16"Softline" means SOFTLINE LIMITED, registration number
      77/02304/06;

  3.3.17 SVI means SVI Holdings Incorporated, a corporation incorporated in accordance with the laws of the state of Nevada, United States of America;

  3.3.18"the signature" date means the date upon which the last party hereto signs this agreement;

  3.3.19"systems for business" means a company incorporated in the British
      Virgin Islands.

  3.4 The definitions detailed in the acquisition of business agreement and the acquisition of trade marks agreement shall, to the extent necessary, be deemed to have been incorporated in this agreement, mutatis mutandis.

  3.5 If a provision in a definition is a substantive provision conferring rights or imposing obligations on a party notwithstanding that it is only in the definition clause, effect will be given to it as if it were a substantive provision in the body of the agreement.

  3.6 When any number of days is prescribed in this agreement, same shall be a business day reckoned exclusively of the first and inclusively of the last day.

  3.7 Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.


    4 CONDITIONS PRECEDENT

  4.1 The coming into force of this agreement is subject to the fulfilment of the following conditions precedent:

4.1.1 the agreements being concluded;

4.1.2 the written approval of The Johannesburg Stock Exchange having been obtained, insofar as may be necessary, for the transactions referred to in this agreement and the transactions arising herefrom;

4.1.3 to the extent necessary, the South African exchange control approval having been obtained;

4.1.4 the increase to the Softline share capital being implemented.
4.1.5 the increase to the SVIH share capital being implemented.

  4.2 Each of the parties shall use its respective reasonable endeavours to procure the fulfilment of the conditions precedent. If, despite such endeavours, the conditions or any of them are not fulfilled (or waived) on or before 17 November 1997 or by such extended date as the parties hereto may agree to in writing, then the transaction referred to in this agreement shall fail to come into existence and neither party shall have any claim against the other party arising therefrom, save in circumstances where a party deliberately frustrates the fulfilment of any of the conditions or is in breach of this clause 4.

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  4.3 To the extent that any party shall not have performed in terms of this clause 4, the parties shall do whatever shall be requisite in order to restore the status quo ante.


    5 SALE

  5.1 Softline sells to SVI Holdings, which purchases, the Anniston equity and the Clubdene equity, with effect from the effective date, as one indivisible transaction, subject to the terms and conditions set out in this agreement.

  5.2 The purchase consideration for the Anniston equity and the Clubdene equity shall be 5 000 000 (five million) shares in the issued share capital of SVI Holdings, which shares shall rank pari passu in all respects with the existing SVI Holdings shares in issue and shall be credited as fully paid.

  5.3 The purchase consideration shall be payable on the closing date.


    6 WARRANTIES

  6.1 Softline makes no warranties save for the warranties and representations set forth in Appendix "A" hereto in respect of the sale of the Anniston equity or the Clubdene equity, and the parties record that Anniston and Clubdene were shelf companies incorporated for the purpose of acquiring the business pursuant to the Acquisition of Business Agreement, and the trade marks pursuant to the Acquisition of Trade Marks Agreement.

  6.2 Save for the warranties and representations set out in Appendix
      "A", and the warranties and representations contained in The Acquisition of Trade Marks Agreement and The Acquisition of Business Agreement (and which flow as a consequence of law to SVI) the sale of the Anniston equity and the Clubdene equity shall be voetstoots.


    7 ADJUSTMENT TO THE PURCHASE CONSIDERATION

     It is recorded in clause 9.2 of the acquisition of trade marks agreement that an additional purchase consideration shall be payable by Anniston to
     Systems for Business.   Notwithstanding the sale of the Anniston equity
     as referred to in clause 5 above, Softline shall continue to fulfil the obligation to pay such additional purchase consideration, provided that where such additional purchase consideration, when added to the purchase consideration of uk1,450,000 (one million four hundred and fifty thousand pounds) (detailed in clause 7.1 of the Acquisition of Trade Marks Agreement) exceeds an amount of R45.million (forty-five million rand) (determined at the then prevailing rand/pound exchange rate), any such additional amounts of money payable in terms of clause 9.2 of the Acquisition of Trade Marks Agreement shall be payable by SVI Holdings at the relevant time.





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    8 CLOSING

     At 17h00 South African time on the closing date, representatives of Softline shall meet at the offices of Attorneys Fluxman Rabinowitz - Raphaely Weiner and representatives of SVI shall meet at the offices of Attorneys Solomon Ward Seidenwurm and Smith, at which meeting the parties shall deliver to their respective attorneys the following:

  8.1 deliver to SVI, in reasonably acceptable form, the share certificates in respect of the Anniston equity, together with duly signed and currently dated share transfer forms in respect thereof, which shall be signed in blank as to transferee, and a written cession of any loan account claims;

  8.2 deliver to SVI, in reasonably acceptable form, the share certificates in respect of the Clubdene equity, together with duly signed and currently dated share transfer forms in respect thereof, which shall be signed in blank as to transferee, and a written cession of any loan account claims;

  8.3 place under the control of SVI Holdings the books, assets, records and documents of Anniston and Clubdene;

  8.4 deliver to Softline, in reasonably acceptable form, the share certificates in respect of SVI shares, together with duly signed and currently dated share transfer forms in respect thereof, which shall be signed in blank as to transferee, and a written cession of any loan account claims.

  8.5 Consequent upon the deliveries detailed in clauses 8.1 to 8.4, a representative of each of the attorneys shall telephone the other them and confirm receipt of the relevant documents whereupon the attorneys shall hold the documents in trust and arrange for the delivery to each other of the relevant documents.


    9 JURISDICTION

     This agreement shall be interpreted in accordance with the laws of the Republic of South Africa and each of the parties consents to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of South Africa, or its successor at the relevant time, and all appeal courts therefrom or any other court of competent jurisdiction, where relief sought is of an urgent nature and where failure to obtain such relief shall result in irreparable harm.


   10 COUNTERPARTS

     This agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties.




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   11 ARBITRATION

 11.1 In the event of a dispute arising between either of the parties to this agreement, the dispute shall be determined in accordance with the
    arbitration procedures detailed in clause 11.2 below.    Nothing in this
    clause will prevent either party from approaching the High Court of South Africa for relief of an urgent nature pending the institution of proceedings in terms of this clause 11.

 11.2 Save where otherwise provided in this agreement, any dispute between the parties hereto in regard to:

   11.2.1 the formation of;  or

   11.2.2 the interpretation of;  or

   11.2.3 the effect of;  or

   11.2.4 the carrying out of;  or

   11.2.5 any other matter arising out of or in connection with this agreement, its breach or its termination shall be submitted to and decided by arbitration.

 11.3 The arbitration shall be held informally but otherwise under the provisions of the Arbitration Laws, being Act No.43 of 1965, as amended from time to time, or any Act passed in substitution for it, it being the intention as far as possible that the arbitration shall be held and
     concluded within 90 (ninety) days after it has been demanded.   The
     parties shall be entitled to be represented at the arbitration.

 11.4 The arbitrator shall be an independent person agreed upon between the parties to the dispute or, failing such agreement within 28 (twenty eight) days of either party calling for agreement, an independent person appointed by the President of The Law Society of the Transvaal at the request of either party.

 11.5 The decision of the arbitrator shall be final and binding upon the parties and shall be carried into effect by them and made an order of any competent court, including any decision regarding the costs of the arbitration which the arbitrator shall be empowered to make.


   12 BREACH

     Save as otherwise provided in this agreement, should either party commit a breach of any material provisions of this agreement and fail to remedy such breach within 14 (fourteen) days after receiving written notice from the aggrieved party requiring the defaulting party to do so, then the aggrieved party shall be entitled, without prejudice to the aggrieved party's other rights in law, to cancel this agreement or to claim immediate specific perfordmance of all the defaulting party's obligations, whether or not due for performance, in either event without prejudice to the aggrieved party's right to claim damages.


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13  DOMICILIA AND NOTICES

 13.1 The parties choose domicilium citandi et executand for all purposes of the giving of any notice, the payment of any sum, the serving of any process and for any other purpose arising from this agreement, as follows:



     Softhold: c/o Ivan Epstein
     16 Commerce Crescent
     Eastgate Extension 13
     Sandton

     Fax: 444-7233



     SVI Holdings: Barry M Schechter
     7979 Ivanhoe Avenue
     Suite 500
     La Jolla
     California
     92037
     c/o Norman L Smith
     Solomon Ward Seidenwurm and Smith
     401 B Street
     Suite 1200
     San Diego
     California
     92101

     Fax: (619) 231 4755


 13.2 Either party may at any time change its domicilium by notice in writing.
 13.3 Any notice given in connection with this agreement shall be delivered by hand or sent by prepaid registered post or by telefax to the domicilium chosen by the party concerned.

 13.4 A notice given as set out above shall be deemed to have been duly given if delivered on the date of delivery or, if sent by post 10 (ten) days after posting, or if sent by telefax, on the day that the telefax is transmitted.


   14 GENERAL

 14.1 No agreement varying, adding to, deleting from or cancelling this agreement and no waiver, whether specifically, implicitly or by conduct of any right to enforce any term of this agreement, shall be effective unless reduced to writing and signed by or on behalf of the parties.




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 14.2 This agreement constitutes the sole and exclusive agreement between the parties relating to the transactions and matters recorded herein and no warranties, representations or other terms and conditions of whatsoever nature not expressly recorded herein, shall be of any force or effect.

 14.3 No indulgence, extension of time, relaxation or latitude which either party ("the grantor") may show, grant or allow to the other party ("the grantee") shall constitute a waiver by the grantor of any of its rights hereunder, and the grantor shall not thereby be prejudiced or estopped from exercising any of its rights against the grantee which may have then already arisen or which may thereafter arise.


   15 COSTS

      The costs of drafting and drawing this agreement and all attendances incidental thereto shall be borne and paid in equal shares by the parties hereto.


   16 SIGNATORIES




THUS DONE AND SIGNED BY THE PARTIES AS FOLLOWS:



For: SOFTLINE HOLDINGS (PTY) LIMITED
Director, duly authorised

By: /s/ Ivan Epstein

Date: October 21, 1997

Place: Johannesburg, South Africa


For: SVI HOLDINGS LIMITED
Director, duly authorised

By: /s/ Barry Schechter

Date: October 21, 1997

Place: Johannesburg, South Africa